                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] Confidential, for Use of the
                                          Commission Only
                                             (as permitted by Rule 14a-
                                             6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             EXTREME NETWORKS, INC.
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  1) Title of each class of securities to which transaction applies:

  2) Aggregate number of securities to which transaction applies:

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  4) Proposed maximum aggregate value of transaction:

  5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid:

  2) Form, Schedule or Registration Statement No.:

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  4) Date Filed:

                             EXTREME NETWORKS, INC.
                               3585 Monroe Street
                         Santa Clara, California 95051

                                                          October 23, 2000

Dear Stockholder:

   You are cordially invited to attend the Annual Meeting of Stockholders of Extreme Networks, Inc. on November 21, 2000 at 10:00 a.m. at the Silicon Valley Conference Center, 2161 N. First Street, San Jose, California 95131, Pacific Standard Time.

   The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. Also enclosed is a copy of the 2000 Extreme Networks, Inc. Annual Report, which includes audited financial statements and certain other information.

   It is important that you use this opportunity to take part in the affairs of Extreme Networks, Inc. by voting on the business to come before this meeting. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy promptly in the enclosed postage-prepaid envelope. Returning the proxy does not deprive you of your right to attend the meeting and vote your shares in person.

   We look forward to seeing you at the Annual Meeting.

                                          Sincerely,

                                          /s/ Gordon L. Stitt

                                          Gordon L. Stitt
                                          President and Chief Executive
                                           Officer

                                     [LOGO]
                               3585 Monroe Street
                         Santa Clara, California 95051

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 21, 2000

   The Annual Meeting of the stockholders of Extreme Networks, Inc. will be held on Tuesday, November 21, 2000, at 10:00 a.m. Pacific Standard Time, at the Silicon Valley Conference Center, 2161 N. First Street, San Jose, California 95131, for the following purposes:

     1. To elect two class II directors to hold office for a three-year term and until their respective successors are elected and qualified or until their earlier resignation or removal.

     2. To consider and vote upon a proposal to amend Extreme Networks' Amended 1996 Stock Option Plan to increase automatically on the first trading day of December of this year and for three years thereafter, the maximum aggregate number of shares available for issuance under the plan by that number of shares of common stock equal to 4.9% of the number of shares of common stock issued and outstanding on the last trading day of the preceding November.

     3. To consider and vote upon a proposal to amend Extreme Networks' 1999 Employee Stock Purchase Plan to increase the number of shares of common stock available for issuance from 2,000,000 to 4,000,000.

     4. To approve an amendment to the Extreme Networks' Certificate of Incorporation to increase the authorized number of shares of common stock from 150,000,000 to 750,000,000.

     5. To ratify the appointment of Ernst & Young LLP as our independent accountants for the fiscal year ending July 1, 2001.

     6. To transact such other business as may properly come before the meeting.

   Stockholders of record at the close of business on October 20, 2000 are entitled to notice of, and to vote at, this meeting and any continuations or adjournments thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting during ordinary business hours at the principal executive offices of Extreme Networks, Inc., 3585 Monroe Street, Santa Clara, California 95051. Whether or not you plan to attend the meeting in person, you are urged to sign and promptly mail the enclosed proxy in the return envelope so that your stock may be represented at the meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ Vito E. Palermo

                                          Vito E. Palermo
                                          Secretary

Santa Clara, California
October 23, 2000

  Stockholders are requested to complete, date and sign the enclosed proxy and return it in the enclosed postage-prepaid envelope. Proxies are revocable, and any stockholder may withdraw his or her proxy prior to the time it is voted, or by attending the meeting and voting in person.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
General Information......................................................   1
Proposal Number One: Election Of Directors...............................   1
Proposal Number Two: Approval of Amendment to the 1996 Amended Stock
 Option Plan.............................................................   4
Proposal Number Three: Approval Of Amendment to the 1999 Employee Stock
 Purchase Plan...........................................................   8
Proposal Number Four: Approval Of Amendment to Certificate of
 Incorporation...........................................................  11
Proposal Number Five: Ratification Of Appointment Of Independent
 Auditors................................................................  12
Security Ownership of Certain Beneficial Owners and Management...........  12
Executive Compensation And Other Matters.................................  15
Report Of The Compensation Committee On Executive Compensation...........  19
Comparison Of Stockholder Return.........................................  20
Stockholder Proposals To Be Presented At Next Annual Meeting.............  20
Transaction Of Other Business............................................  21

                             EXTREME NETWORKS, INC.
                               3585 Monroe Street
                         Santa Clara, California 95051
                                 (408) 579-2800

                               ----------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

   The accompanying proxy is solicited by the board of directors of Extreme Networks, Inc., a Delaware corporation, for use at the annual meeting of stockholders to be held on Tuesday, November 21, 2000, or any adjournment thereof, for the purposes set forth in the accompanying notice of annual meeting of stockholders. The proxy statement and the enclosed proxy are being mailed to stockholders on or about October 23, 2000.

                              GENERAL INFORMATION

   Annual report. An annual report for the fiscal year ended July 2, 2000 is enclosed with this proxy statement.


   Voting securities. Only stockholders of record as of the close of business on October 20, 2000 will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 107,532,361 shares of our common stock, par value $0.001 per share, issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of common stock is entitled to one
(1) vote for each share of stock held on the proposals presented in this proxy statement. Our Bylaws provide that a majority of all of the shares of stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.


   Solicitation of proxies. We will bear the cost of soliciting proxies. In addition, we will solicit stockholders by mail through our regular employees. We will request banks and brokers and other custodians, nominees and fiduciaries to solicit their customers who own our common stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation. In addition, we have retained ChaseMellon Shareholder Services Inc. to act as a proxy solicitor in conjunction with the annual meeting. Under the terms of an agreement dated October 16, 2000, we have agreed to pay $13,500 to ChaseMellon for proxy solicitation services as well as reimbursement for reasonable expenses.

   Voting of proxies. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of Extreme Networks of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

                              PROPOSAL NUMBER ONE
                             ELECTION OF DIRECTORS

   We have a classified board of directors currently consisting of one class I director, two class II directors and two class III directors, who will serve until the annual meetings of stockholders to be held in 2002, 2000 and 2001, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire on the annual meeting dates.

   The nominees for election at the 2000 annual meeting to class II of the board of directors are Lawrence K. Orr and Peter Wolken. If elected, Messrs. Orr and Wolken will serve as directors until the annual meeting in 2003 and until their respective successor(s) are elected and qualified or until their earlier resignation or removal. If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, although management knows of no reason to anticipate that this will occur, the proxies may be voted for such substitute nominee as the Nominating Committee may designate.

   If a quorum is present and voting, the nominees for director receiving the highest number of votes will be elected as directors. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes," will be counted as present in determining if a quorum is present.

   The table below sets forth, for Extreme Networks' directors, including the class II nominees to be elected at the meeting, certain information with respect to their age and background.

                             Principal
                             occupation                                           Director
       Name                 with Extreme                        Age                since
       ----                 ------------                        ---               --------
Class II directors to be elected at the 2000 annual meeting
 of stockholders:

  Lawrence K. Orr          Director                              43                 1996
  Peter Wolken             Director                              66                 1996

Class III directors whose terms expire at the 2001 annual meeting of stockholders:

  Charles Carinalli        Director                              52                 1996
  Promod Haque             Director                              52                 1996

Class I nominee whose term expires at the 2002 annual meeting of stockholders:

  Gordon L. Stitt          Chairman of                           44                 1996
                           the Board,
                           President and
                           Chief
                           Executive
                           Officer

Business Experience of Directors

   Gordon L. Stitt. Mr. Stitt co-founded Extreme in May 1996 and has served as President, Chief Executive Officer and a director of Extreme since its inception. From 1989 to 1996, Mr. Stitt worked at another company he co-founded, Network Peripherals, a designer and manufacturer of high-speed networking technology. He served first as its Vice President of Marketing, then as Vice President and General Manager of the OEM Business Unit. Mr. Stitt holds an MBA from the Haas School of Business of the University of California, Berkeley and a BSEE/CS from Santa Clara University.

   Lawrence K. Orr. Mr. Orr has served as a director of Extreme since May 1996. Since January 1991, he has been General Partner of Trinity Ventures, the general partner of a privately held group of venture capital partnerships, and he was an employee of Trinity Ventures from 1989 to 1991. Mr. Orr currently serves as a director of Virage, Inc. as well as several privately held companies. Mr. Orr holds an MBA from Stanford University and a BA in Mathematics from Harvard University.


   Peter Wolken. Mr. Wolken has served as a director of Extreme since May 1996. He currently serves as General Partner of AVI Management Partners, which manages various private venture capital limited partnerships. He co-founded AVI Management Partners in 1981. He serves as a director of several privately held technology companies in Silicon Valley. Mr. Wolken serves as a director of LGC Wireless Inc. and is a General Partner of K-T Ventures LLC, an affiliated investment arm of KLA-Tencor Corporation. Mr. Wolken is also a Special Limited Partner of Diamondhead Ventures LP, Menlo Park,

California and Greenstone Venture Associates, Vancouver, B.C., Canada. Mr. Wolken holds a BFT in International Marketing from the American Graduate School for International Management and a BS in Mechanical Engineering from the University of California, Berkeley.

   Charles Carinalli. Mr. Carinalli has served as a director of Extreme since October 1996. Since July 1999, Mr. Carinalli has been Chief Executive Officer and director of Adaptive Silicon, a developer of semiconductors. From December 1996 to July 1999, Mr. Carinalli served as President, Chief Executive Officer and a director of Wavespan, a developer of wireless broadband access systems. From 1970 to 1996, Mr. Carinalli served in various positions and most recently served as Senior Vice President and Chief Technical Officer for National Semiconductor. Mr. Carinalli holds an MSEE from Santa Clara University and a BSEE from the University of California, Berkeley.

   Promod Haque. Mr. Haque has served as a director of Extreme since May 1996. Mr. Haque joined Norwest Venture Partners in November 1990 and is currently Managing General Partner of Norwest Venture Partners VII and NVP VIII, General Partner of Norwest Venture Partners VI and General Partner of Norwest Equity Partners V and IV. Mr. Haque currently serves as a director of Primus Knowledge, Redback Networks, Showcase Corporation and several privately held companies. Mr. Haque holds a PhDEE and a MSEE from Northwestern University, an MM from the J.L. Kellogg Graduate School of Management, Northwestern University and a BSEE from the University of Delhi, India.

   Board meetings. During the fiscal year ended July 2, 2000, the board held eleven meetings and took action by unanimous written consent six times. No director serving on the board in fiscal year 2000 attended fewer than 75% of such meetings of the board and the committees on which he serves.

   Committees of the board. In January 1999, we established an audit committee and a compensation committee. In September 2000, we established a nominating committee.

   The audit committee reviews the results and scope of the annual audit and other services provided by our independent auditors, reviews and evaluates our internal audit and control functions, and monitors transactions between us and our employees, officers and directors. The members of the audit committee during the fiscal year ended July 2, 2000 were Messrs. Promod Haque and Lawrence K. Orr. We intend to increase the size of the audit committee to three members all of whom shall be independent directors. During the fiscal year ended July 2, 2000, the audit committee held four meetings and did not take any action by unanimous written consent.

   The compensation committee administers our stock option and stock purchase plans and designates the compensation levels for our executive officers. The members of the compensation committee during the fiscal year ended July 2, 2000 were Messrs. Charles Carinalli and Peter Wolken. During the fiscal year ended July 2, 2000, the compensation committee held five meetings and did not take any action by unanimous written consent. For additional information concerning the compensation committee, see "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION."

   The nominating committee is responsible for nominating persons for election as directors. This committee currently consists of Messrs. Gordon Stitt, Charles Carinalli and Promod Haque.

 Vote required and board of directors' recommendation

   If a quorum is present and voting at the Annual Meeting, the nominees for class II directors receiving the highest number of votes will be elected. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED ABOVE.

                              PROPOSAL NUMBER TWO
          APPROVAL OF AMENDMENT TO THE AMENDED 1996 STOCK OPTION PLAN

   The board of directors adopted the Extreme Networks Amended 1996 Stock Option Plan, also referred to as the Option Plan, in September 1996, and the shareholders approved the adoption of the Option Plan on the same date.

   The Option Plan currently provides a maximum of 34,023,618 shares of Extreme Networks authorized but unissued or reacquired shares may be issued upon the exercise of options granted under the Option Plan. As of September 30, 2000, approximately 872,238 shares remained available for future option grants under the Option Plan.

   On September 8, 2000, the board of directors amended the Option Plan, subject to stockholder approval, to increase automatically on the first trading day of December of this year and for three years thereafter, the maximum aggregate number of shares of common stock issuable under the plan by that number of shares of common stock equal to 4.9% of the number of shares of common stock issued and outstanding on last trading day of the immediately preceding November.

   The stockholders are now being asked to approve the establishment of the annual increase in the share reserve. The Company does not believe that the current share reserve is adequate to its needs. In order to provide an adequate reserve of shares which will allow the Company to provide long-term equity incentives under the Option Plan, the Company could seek and receive stockholder approval for annual increases in the share reserve. To effect the routine annual increases in the share reserve, expenses would have to be incurred to obtain the necessary approvals. The board believes that it is in the best interests of the Company and its stockholders to avoid such expenses by amending the Option Plan to automatically increase the share reserve. In addition, the automatic increase proposed here would remove the Option Plan reserve increase from the annual meeting agenda in future years, thereby allowing stockholders to focus on other proposals which are not necessarily routinely approved.

   Possible disadvantages of the proposed amendment include, but are not limited to, a lack of flexibility in the amount of the annual increase in the share reserve of the Option Plan. Such inflexibility could be remedied by future proposals to revise up or down the automatic increase in the number of shares reserved for any particular year. However, such a remedy would require approval by the stockholders and accordingly, would result in expense for obtaining such approval. The board believes that the advantages of the proposed amendment outweigh the possible disadvantages because the proposed annual increase in the number of shares reserved under the Option Plan would be sufficient in most years, thereby avoiding the expenses involved in obtaining the necessary approvals for routine increases in the Option Plan reserve each year.

   The board of directors believes that the Company's stock option program is an important factor in attracting and retaining the high caliber employees and consultants essential to the success of the Company in aligning their long-term interests with those of the stockholders. Because competition for highly qualified individuals in the Company's industry is intense, management believes that to successfully attract the best candidates, the Company must offer a competitive stock option program as an essential component of its compensation packages. The board of directors further believes that stock options serve an important role in motivating their holders to contribute to the Company's continued growth and profitability. The proposed amendment is intended to ensure that the Option Plan will continue to have available a reasonable number of shares to meet these needs for the remainder of its term.

   In addition to the Option Plan, in March 2000 the board approved the Extreme Networks 2000 Nonstatutory Stock Option Plan, also referred to as the Nonstatutory Plan, pursuant to which a maximum of 4,000,000 shares of common stock may be issued. The Nonstatutory Plan provides for the grant of nonstatutory stock options to employees and consultants (excluding officers and directors of Extreme Networks). As of September 30, 2000, options to purchase an aggregate of 3,992,231 shares were outstanding under the Nonstatutory Plan, and 7,769 shares remained available for future grants under the Nonstatutory
Plan.

 Summary of the provisions of the Option Plan

   The following summary of the Option Plan is qualified in its entirety by the specific language of the Option Plan, a copy of which is available to any stockholder upon request.

   General. The Option Plan provides for the grant of "incentive stock options" ("ISOs") within the meaning of Section 422 of the Code and for nonstatutory stock options. As of September 30, 2000, Extreme Networks had outstanding options to purchase an aggregate of 16,582,862 shares at a weighted average exercise price of $26.31. As of September 30, 2000, options to purchase 16,568,518 shares of common stock granted pursuant to the Option Plan had been exercised, and there were 872,238 shares of common stock available for future grants under the Option Plan.


   Shares subject to Plan. Currently, a maximum of 34,023,618 shares of Extreme Networks' authorized but unissued or reacquired common stock may be issued upon the exercise of options granted under the Option Plan. The board of directors has amended the Option Plan, subject to stockholder approval, to automatically increase on the first trading day of December of this year and for three years thereafter, the maximum aggregate number of shares of common stock issuable under the plan by that number of shares of common stock equal to 4.9% of the number of shares of common stock issued and outstanding on the last trading day of the immediately preceding November. In order to comply with the Code, the maximum number of shares which could immediately be issued upon the exercise of ISO's is 34,023,618. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of Extreme Networks, appropriate adjustments will be made to the shares subject to the Option Plan, the employee grant limit described below and to outstanding options. To the extent any outstanding option under the Option Plan expires or terminates prior to exercise in full or if shares issued upon exercise of an option are repurchased by Extreme Networks, the shares of common stock for which such option is not exercised or the repurchased shares are returned to the Option Plan and are available for issuance under the Option Plan.

   Administration. The Option Plan is administered by the board of directors or a duly appointed committee of the board. With respect to the participation of individuals whose transactions in Extreme Networks' equity securities are subject to Section 16 of the Securities Exchange Act of 1934, the Option Plan will be administered in compliance with the requirements, if any, of Rule 16b-3 under the Exchange Act. Subject to the provisions of the Option Plan, the board determines the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an ISO or a nonstatutory stock option, the terms of vesting and exercisability of each option, including the effect thereon of an optionee's termination of service, the type of consideration to be paid to Extreme Networks upon exercise of an option, the duration of each option, and all other terms and conditions of the options. The Option Plan also provides, subject to certain limitations, that Extreme Networks' will indemnify any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the Option Plan. The board will interpret the Option Plan and options granted thereunder, and all determinations of the board will be final and binding on all persons having an interest in the Option Plan or any option.

   Eligibility. Generally, all employees, directors and consultants of Extreme Networks or of any present or future parent or subsidiary corporations of Extreme Networks are eligible to participate in the Option Plan. As of September 30, 2000, Extreme Networks had approximately 792 employees, including nine executive officers and five directors. Any person eligible under the Option Plan may be granted a nonstatutory stock option. However, only employees may be granted ISOs. In order to preserve Extreme Networks' ability to deduct compensation related to options granted under the Option Plan, subject to the plan, provides that no employee may be granted options for more than 5,000,000 shares during any fiscal year.

   Terms and conditions of Options. Each option granted under the Option Plan is evidenced by a written agreement between Extreme Networks and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Option Plan. The exercise price per share must equal at least the fair market value of a share of Extreme Networks' common stock on the date of grant of an ISO and at least 85% of the fair market value of a share of the common stock on the date of grant of a nonstatutory stock option. The exercise price of any ISO granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of Extreme Networks or any parent or subsidiary corporation of Extreme Networks (a "10%

Stockholder") must be at least 110% of the fair market value of a share of Extreme Networks' common stock on the date of grant. The fair market value of Extreme Networks' common stock is based on the trading price of Extreme Networks' shares on the Nasdaq National Market.

   Generally, the exercise price may be paid in cash, by check or by tender of shares of Extreme Networks' common stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale or a loan with respect to some or all of the shares of common stock being acquired upon the exercise of the option, by means of a promissory note, by any lawful method approved by the board or by any combination of these. The board may nevertheless restrict the forms of payment permitted in connection with any option grant.

   Options granted under the Option Plan will become exercisable and vested at such times as specified by the board. Generally, options granted under the Option Plan vest in installments, subject to the optionee's continued employment or service over a period of four (4) years. The maximum term of an option granted under the Option Plan is ten years, except that an ISO granted to a 10% Stockholder may not have a term longer than five years. Options are nontransferable by the optionee other than by will or by the laws of descent and distribution and are exercisable during the optionee's lifetime only by the optionee.

   Change in control. The Option Plan provides that a "change in control" occurs in the event of:

  . a sale or exchange by the stockholders of more than 50% of Extreme's voting stock,

  . a merger or consolidation involving Extreme,

  . the sale, exchange or transfer of all or substantially all of the assets of Extreme, or

  . a liquidation or dissolution of Extreme,

wherein, upon any such event, the stockholders of Extreme immediately before such event do not retain direct or indirect beneficial ownership of at least 50% of the total combined voting power of the voting stock of Extreme, its successor, or the corporation to which the assets of Extreme were transferred.

   Upon a change in control, the board may arrange for the acquiring or successor corporation to assume or substitute new options for the options outstanding under the Option Plan. To the extent that the options outstanding under the Option Plan are not assumed, substituted for, or exercised prior to such event, they will terminate. Notwithstanding the foregoing, upon a change in control, options granted to executive officers of Extreme Networks partially accelerate without regard to assumption or replacement by any successor corporation.

   Termination or Amendment. Unless sooner terminated, no options may be granted under the Option Plan after September 3, 2006. The board of directors may terminate or amend the Option Plan at any time, but, without stockholder approval, the board may not amend the Option Plan to increase the total number of shares of common stock reserved for issuance thereunder, change the class of persons eligible to receive ISOs, or adopt any other amendment which would require shareholder approval under any applicable law, regulation or rule. No amendment may adversely affect an outstanding option without the consent of the optionee, unless the amendment is required to preserve the option's status as an ISO or is necessary to comply with any applicable law.

 Summary of federal income tax consequences of the Option Plan

   The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

   ISOs. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an ISO. Optionees who do not dispose of their shares for two years following the date the option was granted or within one year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies both such holding periods upon a sale of the shares, Extreme Networks will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares either within two years after the date of grant or within one year from the date of exercise (referred to as a "disqualifying disposition"), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by Extreme Networks for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.


   The difference between the option exercise price and the fair market value of the shares on the exercise date of an ISO is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

   Nonstatutory stock options. Options not designated or qualifying as ISOs will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally does not recognize taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in an amount equal to the difference between the option exercise price and the fair market value of the shares on the exercise date. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. Extreme Networks generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. No tax deduction is available to Extreme Networks with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant.

 Vote required and board of directors recommendation

   The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting of stockholders at which a quorum representing a majority of all outstanding shares of our common stock is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes each will be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

   The board believes that the proposed amendment to the Option Plan to provide for annual increase in the share reserve, as described above, is in the best interests of Extreme and the stockholders for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE OPTION PLAN TO PROVIDE FOR ANNUAL INCREASE IN THE SHARE RESERVE.

                             PROPOSAL NUMBER THREE
         APPROVAL OF AMENDMENT TO THE 1999 EMPLOYEE STOCK PURCHASE PLAN

   The board of directors adopted the Extreme Networks 1999 Employee Stock Purchase Plan, also referred to as the Stock Purchase Plan, in January 1999, and the shareholders approved the adoption of the Stock Purchase Plan in February 1999.

   The Stock Purchase Plan permits eligible employees to acquire shares of Extreme's common stock through periodic payroll deductions of up to 15% of total compensation. No more than 1,250 shares may be purchased on any purchase date per employee. Each offering period has a maximum duration of 12 months. The price at which the common stock may be purchased is 85% of the lesser of the fair market value of Extreme's common stock on the first day of the applicable offering period or on the last day of the respective purchase period.

   A total of 2,000,000 shares of common stock have been reserved for issuance under the Stock Purchase Plan. As of September 30, 2000, 546,680 shares have been issued under the Stock Purchase Plan. Accordingly, there are 1,453,320 shares available for issuance.

   In September 2000, subject to stockholder approval, the board increased the number of shares authorized for issuance under the Stock Purchase Plan by 2,000,000 shares to a total of 4,000,000 shares.

   The stockholders are now being asked to approve this amendment. The board of directors believes that approval of this amendment is in the best interests of Extreme Networks and our stockholders because it will allow Extreme Networks employees to continue to purchase stock under the Stock Purchase Plan. The Board believes that the availability of an opportunity to purchase shares under the Purchase Plan at a discount from market price is important to attracting and retaining qualified employees essential to the success of the Company and is important to provide such persons with incentives to perform in the best interest of the Company.

 Summary of the provisions of the Stock Purchase Plan

   The following summary of the Stock Purchase Plan is qualified in its entirety by the specific language of the Stock Purchase Plan, a copy of which is available to any stockholder upon request.

   General. The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. Each participant in the Stock Purchase Plan is granted at the beginning of each offering under the plan the right to purchase through accumulated payroll deductions up to a number of shares of the common stock of Extreme Networks determined on the first day of the offering. The purchase right is automatically exercised on the last day of each purchase period within the offering unless the participant has withdrawn from the Stock Purchase Plan prior to such date.

   Shares subject to Plan. Currently, a maximum of 2,000,000 of Extreme Networks' authorized but unissued or reacquired shares of common stock may be issued under the Stock Purchase Plan, subject to appropriate adjustment in the event of a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in Extreme Networks' capital structure or in the event of any merger, sale of assets or other reorganization of Extreme Networks. The board has amended the Stock Purchase Plan, subject to stockholders approval, to increase the share reserve to 4,000,000 shares. If any purchase right expires or terminates, the shares subject to the unexercised portion of such purchase right will again be available for issuance under the Stock Purchase Plan.

   Administration. The Stock Purchase Plan is administered by the board. Subject to the provisions of the Stock Purchase Plan, the board determines the terms and conditions of purchase rights granted under the Stock Purchase Plan. The board will interpret the Stock Purchase Plan and purchase rights granted thereunder, and all determinations of the board will be final and binding on all persons having an interest in the Stock Purchase Plan or any purchase rights. The Stock Purchase Plan provides, subject to certain limitations, that Extreme Networks will indemnify any director, officer or employee against all reasonable expenses, including attorney's fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the Stock Purchase Plan.

   Eligibility. Any employee of Extreme Networks or of any present or future parent or subsidiary corporation of Extreme Networks designated by the board for inclusion in the Stock Purchase Plan is eligible to participate in an offering to purchase stock under the Stock Purchase Plan so long as the employee is customarily employed for at least 20 hours per week and 5 months per calendar year. However, no employee who owns or holds stock options to purchase, or as a result of participation in the Stock Purchase Plan would own or hold options to purchase, five percent or more of the total combined voting power or value of all classes of stock of Extreme Networks or of any parent or subsidiary corporation of Extreme Networks is entitled to participate in the Stock Purchase Plan. As of September 30, 2000 approximately 792 employees were eligible to participate in the Stock Purchase Plan.

   Offerings. Generally, each offering of common stock under the Stock Purchase Plan is for a period of twelve months. Offering periods commence on the first day of February, May, August and November of each year and end on the last day of the following January, April, July and October, respectively. Each offering period is generally comprised of four three-month purchase periods. Shares are purchased on the last day of each purchase period. The board may establish a different term for one or more offerings or purchase periods or different commencement or ending dates for an offering or a purchase period.

   Participation and purchase of shares. Participation in the Stock Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the start of an offering period. Payroll deductions may not exceed 15% (or such other rate as the board determines) of an employee's compensation for any pay period during the offering period. Once an employee becomes a participant in the Stock Purchase Plan, that employee will automatically participate in each successive offering period which begins after the final purchase date until such time as that employee withdraws from the Stock Purchase Plan, becomes ineligible to participate in the Stock Purchase Plan, or terminates employment.

   Subject to certain limitations, each participant in an offering has a purchase right equal to the number of whole shares determined by dividing the participant's aggregate payroll deduction by the applicable purchase price for the purchase period. During any calendar year, no participant may accrue the right to purchase under the Stock Purchase Plan shares of Extreme Networks' common stock having a fair market value exceeding $25,000 (measured by the fair market value of Extreme Networks' common stock on the first day of the relevant offering period). In addition, no more than 1,250 shares may be purchased by a participant on a purchase date, and no more than an aggregate of 200,000 shares may be purchased by all Stock Purchase Plan participants on a given purchase date.

   At the end of each purchase period, Extreme Networks issues to each participant in the offering the number of shares of Extreme Networks' common stock determined by dividing the amount of payroll deductions accumulated for the participant during that purchase period by the purchase price, subject to the limitations set forth above. The price per share at which shares are sold generally equals 85% of the lesser of the fair market value per share of Extreme Networks' common stock on the first day of the offering period or the purchase date. The fair market value of the common stock on any relevant date generally will be the closing price per share on such date as reported on the Nasdaq National Market. Any payroll deductions under the Stock Purchase Plan not applied to the purchase of shares will be returned to the participant, unless the amount remaining is less than the amount necessary to purchase a whole share of common stock, in which case the remaining amount may be applied to the next purchase period or offering period.

   A participant may withdraw from an offering at any time without affecting his eligibility to participate in future offerings. However, once a participant withdraws from an offering, that participant may not again participate in the same offering.

   Change in control. The Stock Purchase Plan provides that, in the event of a change in control, the acquiring or successor corporation may assume Extreme Networks' rights and obligations under the Stock Purchase Plan or substitute substantially equivalent purchase rights for such corporation's stock. If the acquiring or successor corporation elects not to assume or substitute for the outstanding purchase rights, the board of directors may accelerate the last day of the offering period to a date on or before the date of the change in control. Any purchase rights that are not assumed, substituted for, or exercised prior to the change in control will terminate.

   Termination or amendment. The Stock Purchase Plan will continue until terminated by the board or until all of the shares reserved for issuance have been issued. The board may at any time amend or terminate the Stock Purchase Plan, except that the approval of Extreme Networks' stockholders is required within twelve months of the adoption of any amendment increasing the number of shares authorized for issuance under the Stock Purchase Plan, or changing the definition of the corporations which may be designated by the board as corporations the employees of which may participate in the Stock Purchase Plan.

 Summary of federal income tax consequences of the Stock Purchase Plan

   The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Stock Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

   A participant recognizes no taxable income either as a result of commencing participation in the Stock Purchase Plan or purchasing shares of Extreme Networks' common stock under the terms of the Stock Purchase Plan.

   If a participant disposes of shares purchased under the Stock Purchase Plan within either two years from the first day of the applicable offering period or within one year from the purchase date, known as disqualifying dispositions, the participant will realize ordinary income in the year of such disposition equal to the amount by which the fair market value of the shares on the purchase date exceeds the purchase price. The amount of the ordinary income will be added to the participant's basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss, which will be long-term if the participant's holding period is more than twelve months.

   If the participant disposes of shares purchased under the Stock Purchase Plan at least two years after the first day of the applicable offering period and at least one year after the purchase date, the participant will realize ordinary income in the year of disposition equal to the lesser of (i) the excess of the fair market value of the shares on the date of dispositions over the purchase price or (ii) 15% of the fair market value of the shares on the first day of the applicable offering period. The amount of any ordinary income will be added to the participant's basis in the shares, and any additional gain recognized upon the disposition after such basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss.

   If the participant still owns the shares at the time of death, the lesser of
(i) the excess of the fair market value of the shares on the date of death over the purchase price or (ii) 15% of the fair market value of the shares on the first day of the offering period in which the shares were purchased will constitute ordinary income in the year of death.

   Extreme Networks should be entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed to Extreme Networks.

Vote required and board of directors recommendation.

   The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting at which a quorum representing a majority of all outstanding shares of our common stock is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of the vote.

   The board believes that the proposed amendment to the Stock Purchase Plan to increase the share reserve from 2,000,000 to 4,000,000 is in the best interests of Extreme Networks and its stockholders is discussed above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE PLAN TO 4,000,000.

                              PROPOSAL NUMBER FOUR
  AMENDMENT OF EXTREME NETWORKS' CERTIFICATE OF INCORPORATION TO INCREASE THE
                          AUTHORIZED NUMBER OF SHARES

   Extreme Networks' certificate of incorporation currently authorizes the issuance of 150,000,000 shares of common stock, $.001 par value, and 2,000,000 shares of preferred stock, $.001 par value. On September 8, 2000, the board of directors of Extreme Networks adopted a resolution approving an amendment to the certificate of incorporation to increase the authorized number of shares of common stock from 150,000,000 to 750,000,000 and resolved to submit the proposed amendment to the stockholders at the annual meeting.

 Purpose and Effect of the Amendment

   The general purpose and effect of the proposed amendment to the certificate of incorporation will be to authorize 600,000,000 additional shares of common stock. The board of directors believes that it is prudent to have the additional shares of common stock available for general corporate purposes, including acquisitions, equity financings, grants of stock options, payment of stock dividends, stock splits or other recapitalizations.

   Extreme Networks currently has 150,000,000 authorized shares of common stock. As of September 30, 2000, Extreme Networks had 109,925,800 shares issued and outstanding and of the remaining 40,074,200 authorized but unissued shares, has reserved approximately 3,080,000 shares in connection with the possible exercise of outstanding warrants, 3,802,385 shares pursuant to Extreme's option plans and 1,453,320 shares pursuant to Extreme's Stock Purchase Plan.

   Except in connection with the reserved shares described above, Extreme Networks currently has no arrangements or understandings for the issuance of additional shares of common stock, although opportunities for acquisitions and equity financings could arise at any time. If the board of directors deems it to be in the best interest of Extreme Networks and the stockholders to issue additional shares of common stock in the future, the board of directors generally will not seek further authorization by vote of the stockholders, unless such authorization is otherwise required by law or regulations.


   Although not a factor in the board's decision to adopt the proposed amendment, the increase in the authorized number of shares of common stock could have an anti-takeover effect. The board however, does not believe that it will have such an effect. If Extreme Networks' board of directors desired to issue additional shares in the future, such issuance could dilute the voting power of a person seeking control of Extreme Networks, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary corporate transaction opposed by Extreme Networks. The board of directors is not aware of any attempt or contemplated attempt to acquire control of Extreme Networks and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

 Vote required and board of directors recommendation.

   The affirmative vote of a majority of the issued and outstanding shares of common stock will be required to approve the amendment to the certificate of incorporation increasing the number of authorized shares of common stock from 150,000,000 to 750,000,000. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstention and broker non-votes will have the same effect as a negative vote on this proposal.

   The board believes that the proposed amendment to the certificate of incorporation is in the best interest of the stockholders and Extreme Networks for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL.

                              PROPOSAL NUMBER FIVE
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   The board of directors has appointed Ernst & Young LLP to serve as independent auditors to audit the financial statements of Extreme for the fiscal year ending July 1, 2001. Ernst & Young LLP has acted in such capacity since its appointment for fiscal year ended June 1997. A representative of Ernst & Young LLP will be present at the annual meeting of stockholders, will be given the opportunity to make a statement if the representative desires and will be available to respond to appropriate questions.

   In the event that ratification by the stockholders of the appointment of Ernst & Young LLP as our independent auditors is not obtained, the board of directors will reconsider said appointment.

   The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting of stockholders, at which a quorum representing a majority of all outstanding shares of our common stock is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of the vote on this proposal.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF ERNST & YOUNG LLP AS EXTREME'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING JULY 1, 2001.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information, as of September 30, 2000, with respect to the beneficial ownership of Extreme Networks common stock by:

  . each person known by Extreme Networks to be the beneficial owner of more than 5% of our common stock,

  . each director and director nominee of Extreme Networks,

  . the Chief Executive Officer, and the four other highest compensated executive officers of Extreme Networks whose salary and bonus for the year ended July 2, 2000 exceeded $100,000, also referred to as the "Named Executive Officers," and

  . all executive officers and directors of Extreme Networks as a group.

   Except as otherwise indicated, the address of each beneficial owner is c/o Extreme Networks, Inc., 3585 Monroe Street, Santa Clara, California 95051.

   Except as indicated in the footnotes to the table, Extreme Networks believes that the persons named in the table have sole voting and dispositive power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days upon the exercise of options. Percentages are based on 109,925,800 shares of common stock outstanding on September 30, 2000. On August 24, 2000, Extreme Networks effected a two-for-one stock split to stockholders of record on August 10, 2000.

                                                              Shares owned
                                                          --------------------
                                                          Number of
          Name and address of beneficial owners            shares   Percentage
          -------------------------------------           --------- ----------
Named Executive Officers and Directors

Gordon L. Stitt(1)....................................... 4,046,658    3.68%

Stephen Haddock(2)....................................... 2,466,570    2.24%

Vito Palermo(3)..........................................   798,178       *

Herb Schneider(4)........................................ 2,404,440    2.18%

Harry Silverglide(5).....................................   668,553       *

Charles Carinalli(6).....................................   429,216       *
 1466 Teal Drive
 Sunnyvale, CA 94087

Promod Haque.............................................   340,604       *
 245 Lytton Avenue, Suite 250
 Palo Alto, CA 94025

Lawrence K. Orr (7)......................................   200,913       *
 3000 Sand Hill Road
 Building 1, Suite 240
 Menlo Park, CA 94025

Peter Wolken (8).........................................    11,016       *
 One First Street, #12
 Los Altos, CA 94022
 5% Stockholders


All executive officers and directors as a group (12
 persons)................................................12,073,504    10.9%

--------
 * Less than 1%
(1) Includes 485,926 shares held by Gordon and Valori Stitt. Also includes 380,000 shares issuable upon exercise of currently exercisable of options, of which 191,668 shares are subject to a right of repurchase in favor of Extreme which lapses over time.
(2) Includes 288,958 shares issuable upon exercise of currently exercisable options, of which 129,376 shares are subject to a right of repurchase in favor of Extreme which lapses over time.
(3) Includes 796,958 shares issuable upon exercise of options, of which 541,667 shares are subject to a right of repurchase in favor of Extreme which lapses over time.

(4) Includes 288,958 shares issuable upon exercise of options, of which 129,376 shares are subject to a right of repurchase in favor of Extreme which lapses over time.
(5) Includes 192,083 shares issuable upon exercise of options, of which 76,667 shares are subject to a right of repurchase in favor of Extreme which lapses over time.
(6) Includes 129,216 shares held by Charles Peter Carinalli and/or Connie Sue Carinalli, Trustees of the Carinalli Living Trust dated April 24, 1996. Also includes 300,000 shares issuable upon exercise of options, of which 60,000 shares are subject to a right of repurchase in favor of Extreme which lapses over time.
(7) Includes 423 shares owned by Trinity Ventures. Mr. Orr is a General Partner of Trinity Ventures.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

 Compensation of executive officers

   The following table sets forth information concerning the compensation during the fiscal years ended July 2, 2000, June 30, 1999 and June 30, 1998 of the Chief Executive Officer and the four other most highly compensated executive officers as of July 2, 2000 whose salary and bonus for the fiscal year ended July 2, 2000 exceeded $100,000. The option numbers have been adjusted to give affect to the two-for-one stock split effected in August 2000.

                           SUMMARY COMPENSATION TABLE

                                                                      Long term
                                  Annual compensation               compensation
                          -----------------------------------     -----------------
    Name and principal                           Other annual          Awards
    position              Year  Salary   Bonus   compensation     option shares (1)
    ------------------    ---- -------- -------- ------------     -----------------
Gordon L. Stitt.........  2000 $203,333 $176,880    $25,383(2)          300,000
 President, Chief         1999  164,167      --            (3)          400,000
 Executive                1998  129,167      --            (3)              --
 Officer and Chairman


Stephen Haddock.........  2000 $168,333 $110,880    $20,768(2)          170,000
 Vice President and       1999  140,626      --            (3)          270,000
 Chief Technical Officer  1998  117,500      --            (3)              --


Vito Palermo............  2000 $166,666 $104,720    $14,711(2)           50,000
 Chief Financial Officer  1999  $73,333   40,000        --            1,000,000
                          1998      --       --         --                  --


Herb Schneider .........  2000 $168,333 $161,920    $17,078(2)          170,000
 Vice President of        1999  140,626      --            (3)          270,000
 Engineering              1998  117,500      --            (3)              --


Harry Silverglide.......  2000 $163,333 $      0   $187,710(2)(4)       140,000
 Vice President of Sales  1999  150,000   32,125   $130,417             160,000
                          1998  100,000   20,000     72,600                 --

--------
(1) Such options were granted pursuant to our Stock Option Plan.
(2) Represents payout for vacation accrued through June 30, 2000.
(3) Total amount of personal benefits paid to this executive officer during the fiscal year was less than the lesser of (i) $50,000 or (ii) 10% of such executive officer's total reported salary and bonus.
(4) Other annual compensation includes $168,096 related to commissions paid to Mr. Silverglide based on total sales and account wins during the fiscal year.

 Stock options granted during fiscal 2000

   The following table provides the specified information concerning grants of options to purchase our common stock made during the fiscal year ended July 2, 2000 to the persons named in the Summary Compensation Table. The option numbers have been adjusted to give affect to the two-for-one stock split effected in August 2000.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                                                       Potential realizable
                               Individual grants in fiscal 2000          value at assumed
                         ---------------------------------------------   annual rates of
                         Number of    % of total                           stock price
                         securities    options     Exercise              appreciation for
                         underlying   granted to   or base                option term(3)
                          options     employees    price(2) Expiration --------------------
  Name                   granted(1) in fiscal year  ($/Sh)     date               10% ($)
  ----                   ---------- -------------- -------- ----------  5% ($)   ----------
Gordon L. Stitt.........  300,000        2.4       33.3125   12/17/09  6,285,016 15,927,463
Stephen Haddock.........  170,000        1.4       33.3125   12/17/09  3,561,509  9,025,263
Vito Palermo............   50,000         .4       33.3125   12/17/09  1,047,502  2,654,577
Herb Schneider..........  170,000        1.4       33.3125   12/17/09  3,561,509  9,025,263
Harry Silverglide.......  140,000        1.1       33.3125   12/17/09  2,933,007  7,432,816

--------
(1) Options granted in fiscal 2000 under our Stock Option Plan generally vest over four years, with 25% of the shares vesting after one year and the remaining shares vesting in equal monthly increments over the following 36 months. Under the option plan, the board of directors retains discretion to modify the terms, including the price of outstanding options. We have a right of repurchase as to any unvested shares upon optionee's termination of employment at their original exercise price. See "EXECUTIVE COMPENSATION AND OTHER MATTERS-Employment contracts and termination of employment and change-in-control arrangements."
(2) All options were granted at fair market value on the date of grant.
(3) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, in accordance with the Securities and Exchange Commission's rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

 Option exercises and fiscal 2000 year-end values

   The following table provides the specified information concerning exercises of options to purchase our common stock in the fiscal year ended July 2, 2000 and unexercised options held as of July 2, 2000 by the persons named in the Summary Compensation Table. A portion of the shares subject to these options may not yet be vested and may be subject to repurchase by us at a price equal to the option exercise price, if the corresponding options were exercised before such shares had vested.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                          Shares              Number of securities underlying   Value in dollars of unexercised
                         acquired   Value      unexercised options at 7/02/00   in-the-money options at 7/02/00
                            on     realized  ---------------------------------- -------------------------------
  Name                   exercise    ($)     Exercisable(1)(2) Unexercisable(3) Exercisable(2) Unexercisable(4)
  ----                   -------- ---------- ----------------- ---------------- -------------- ----------------
Gordon L. Stitt.........  20,000     552,462      146,666          533,334         7,314,967      17,468,783
Stephen Haddock.........  20,000     590,718      113,750          306,250         5,026,484      10,746,641
Vito Palermo............ 144,500   6,790,815      215,916          689,584        10,290,285      32,173,340
Herb Schneider..........  20,000     551,603      113,750          306,250         5,026,484      10,746,641
Harry Silverglide.......     --          --        84,166          215,834         3,665,123       7,036,127

--------
(1) Options granted in fiscal 2000 under our Stock Option Plan generally vest over four years, with 25% of the shares vesting after one year and the remaining shares vesting in equal monthly increments over the following 36 months. Under the option plan, the board of directors retains discretion to modify the terms, including the price of outstanding options. We have a right of repurchase as to any unvested shares upon optionee's termination of employment at their original exercise price. See "EXECUTIVE COMPENSATION AND OTHER MATTERS-Employment contracts and termination of employment and change-in-control arrangements."
(2) Represents shares which are immediately exercisable and/or vested. Based on the closing price of $52.75, as reported on the Nasdaq National Market on June 30, 2000, less the exercise price.
(3) Represents shares which are unvested and/or not immediately exercisable.
(4) Based on the closing price of $52.75, as reported on the Nasdaq National Market on June 30, 2000, less the exercise price.

 Compensation of directors

   Directors are entitled to reimbursement of all reasonable out-of-pocket expenses incurred in connection with their attendance at board and board committee meetings. All directors are eligible to receive options to purchase our common stock under our Stock Option Plan.

 Employment contracts and termination of employment and change-in-control arrangements

   Shares subject to options granted under our Stock Option Plan will generally vest over four years, with 25% of the shares vesting after one year and the remaining shares vesting in equal monthly increments over the following 36 months. The options and stock purchase agreements granted to our executive officers and our outside directors provide for accelerated vesting of the shares in the event of a "transfer of control," as defined in the option or stock purchase agreement, of Extreme.

   This form of agreement provides that if, as of the date of the transfer of control, less than 75% of the total option shares are vested, the number of vested shares will be increased, as of the date of the transfer of control, to the lesser of 75% of the total option shares, or the sum of the number of vested shares, which are determined under the standard vesting schedule, plus 50% of the unvested shares, which are determined under the standard vesting schedule. After the transfer of control, the remaining unvested shares will vest in equal monthly increments over the longer of 50% of the period beginning on the date of the transfer of control and ending on the date four years after the option grant date or 12 months.

 Compensation committee interlocks and insider participation in compensation decisions

   The compensation committee is composed of Messrs. Carinalli and Wolken. No interlocking relationships exist between any member of our compensation committee and any member of any other company's board of directors or compensation committee. The compensation committee makes recommendations regarding our employee stock plans and makes decisions concerning salaries and bonus compensation for executive officers of Extreme Networks.

 Certain relationships and related transactions

   During the last fiscal year, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which Extreme Networks was or is to be a party in which the amount involved exceeds $60,000, and in which any director, executive officer or holder of more than 5% any class of voting securities of Extreme Networks and members of that person's immediate family had or will have a direct or indirect material interest other than the transactions described below.

   In January 1999, the board of directors approved a loan to Vito E. Palermo, our Chief Financial Officer, of $75,000 at an interest rate of 4.51% per annum. The loan is due in January 2003 but we may forgive this loan if our Chief Executive Officer determines, in his sole discretion, that we have attained financial and administrative objectives.

   In January 1999, Extreme Networks entered into indemnification agreements with each of the directors and executive officers. Such indemnification agreements require Extreme Networks to indemnify these individuals to the fullest extent permitted by law.

 Section 16(a) beneficial ownership reporting compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires Extreme Networks' executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. These persons are required by SEC regulations to furnish Extreme Networks with copies of all Section 16(a) forms that they file, except that a transaction in a statement of change in beneficial ownership for June Hull, Vice President of Human Resources, was not timely filed.

   Based solely on our review of the forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and persons who beneficially own more than 10% of our common stock were complied with in fiscal 2000.

Changes to Benefit Plans
------------------------

     Option Plan. The board of directors has adopted, subject to stockholder approval, an amendment to the Option Plan to increase automatically on the first trading day of December of this year and for three years thereafter the maximum aggregate number of shares available for issuance under the Option Plan by that number of shares of common stock equal to 4.9% of the number of shares of common stock issued and outstanding on the last trading day of the preceding November. See "Approval of Amendment to the Amended 1996 Stock Option Plan." As of the date of this proxy statement, no grant of options had been made to any person conditioned on stockholder approval of this increase in the share reserve under the Option Plan. Grants under the Option Plan are made at the discretion of the board of directors. Accordingly, future grants under the Option Plan are not yet determinable.

   The following table sets forth grants of stock options under the Option Plan during fiscal 2000 by:

  . the Named Executive Officers;

  . all current executive officers as a group;

  . all current directors who are not executive officers as a group; and

  . all employees, who are not executive officers, as a group.

                               NEW PLAN BENEFITS

                                                              Option Plan
                                                       -------------------------
                                                                        No. of
     Name and position                                                  shares
     -----------------                                 Exercise price ----------

Gordon L. Stitt.......................................    33.3125        300,000
Stephen Haddock.......................................    33.3125        170,000
Vito Palermo..........................................    33.3125         50,000
Herb Schneider........................................    33.3125        170,000
Harry Silverglide.....................................    33.3125        140,000
Executive group (9 persons)...........................    33.3125      1,770,000
Non-executive director group (3 persons)..............          0              0
Non-executive officer employee group(160)(1)..........    34.2838     10,533,750

--------
(1) Average exercise price of options granted to non-executive officer employees under the Option Plan.

    Purchase Plan. The board of directors has adopted, subject to stockholder approval, an amendment to the Stock Purchase Plan to increase the maximum number of shares that may be issued under the Stock Purchase Plan by 2,000,000 shares, from 2,000,000 shares to 4,000,000 shares. See "Approval of Amendment to the 1999 Employee Stock Purchase Plan." As of the date of this proxy statement, no purchase had been made by an employee conditioned on stockholder approval of the increase in the share reserve under the Stock Purchase Plan. Non-employee directors are not eligible to participate in the Stock Purchase Plan. Purchases under the Stock Purchase Plan are made at the discretion of participating employees. Accordingly, future purchases under the Stock Purchase Plan are not yet determinable.

   The following table sets forth issuance of stock under the Stock Purchase Plan during fiscal 2000 by:

  . the Named Executive Officers;

  . all current executive officers as a group;

  . all current directors who are not executive officers as a group; and

  . all employees, who are not executive officers, as a group.

                               NEW PLAN BENEFITS

                                                      Stock Purchase Plan
                                                  ----------------------------
       Name and position                             Average     No. of shares
       -----------------                          Purchase price -------------
Gordon L. Stitt..................................    20.7188          1,104
Stephen Haddock..................................     7.2250          3,624
Vito Palermo.....................................     7.2250          3,624
Herb Schneider...................................     7.2250          4,580
Harry Silverglide................................     7.2250          3,702
Executive group (9 persons)......................     8.4762         18,188
Non-executive director group (3 persons).........          0              0
Non-executive officer employee group (294
 persons)........................................     8.4289        412,750

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

   The compensation committee is comprised of two outside directors of the board of directors and is responsible for setting and monitoring policies governing compensation of executive officers. The compensation committee reviews the performance and compensation levels for executive officers and sets salary and bonus levels and option grants under our Stock Option Plan. The objectives of the committee are to correlate executive compensation with our business objectives and performance, and to enable us to attract, retain and reward executive officers who contribute to our long-term success.

 Salary

   The compensation committee annually assesses the performance and sets the salary of the President and Chief Executive Officer, Gordon L. Stitt. In turn, Mr. Stitt annually assesses the performance of all other executive officers and recommends salary increases which are reviewed and approved by the compensation committee.

   In particular, Mr. Stitt's compensation as President and Chief Executive Officer is based on compensation levels of President/Chief Executive Officers of comparable size companies. In addition, the compensation committee considers certain incentive objectives based on Extreme Networks' performance as it relates to revenue levels and earnings per share levels.

   In determining executive officer salaries, the compensation committee reviews recommendations from Mr. Stitt which include information from salary surveys, performance evaluations and the financial condition of Extreme Networks. The compensation committee also establishes both financial and operational based objectives and goals in determining executive officer salaries. These goals and objectives include sales and spending forecasts for the upcoming year and published executive compensation literature for comparable sized companies.

   For more information regarding the compensation and employment arrangements of Mr. Stitt and other executive officers, see "EXECUTIVE COMPENSATION AND OTHER MATTERS--Compensation of executive officers and employment contracts and termination of employment and change-in-control arrangements."

 Stock Options

   The compensation committee believes that employee equity ownership provides significant motivation to executive officers to maximize value for our stockholders and, therefore, periodically grants stock options under our stock option plan. Stock options are granted at the current market price and will only have value if our stock price increases over the exercise price.

   The compensation committee determines the size and frequency of option grants for executive officers, after consideration of recommendations from the Chief Executive Officer. Recommendations for options are based upon the relative position and responsibilities of each executive officer, previous and expected contributions of each officer to Extreme Networks and previous option grants to such executive officers. Generally, option grants vest 25% twelve months after commencement of employment or after the date of grant and continue to vest thereafter in equal monthly installments over three years, conditioned upon continued employment.

                                          COMPENSATION COMMITTEE

                                          Peter L. Wolken
                                          Charles Carinalli

                      COMPARISON OF STOCKHOLDER RETURN(1)

   Set forth below is a line graph comparing the annual percentage change in the cumulative total return on our common stock with the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) and the Nasdaq Computer Manufacturer Stocks Index for the period commencing April 9, 1999, the date of our initial public offering, and ending on June 30, 2000.

                      [PERFORMANCE GRAPH TO APPEAR HERE]

                                     April 9, 1999 June 30, 1999 June 30, 2000
                                     ------------- ------------- -------------
   Extreme Networks, Inc............     $100          $342          $621
   Nasdaq Stock Market (U.S.
    companies)......................     $100          $104          $154
   Nasdaq Computer Manufacturer
    Stocks Index....................     $100          $103          $190

--------
(1) Assumes that $100.00 was invested April 9, 1999 in our common stock and in each index, and that all dividends were reinvested. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                     STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

   We have an advance notice provision under our bylaws for stockholder business to be presented at meetings of stockholders. The provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of Extreme. A stockholder proposal, to be timely, must be received at our principal executive offices not less than 120 calendar days in advance of the one year anniversary of the date our proxy statement was released to stockholders in connection with the previous year's annual meeting of stockholders; except that notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made:

  . if no annual meeting was held in the previous year,

  . if the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year's proxy statement, or

  . in the event of a special meeting.

   Proposals of stockholders intended to be presented at the next annual meeting of stockholders:

  . must be received by us at our offices at 3585 Monroe Street, Santa Clara, California 95051-1450 no later than June 27, 2001, and

  . must satisfy the conditions established by the Securities and Exchange
    Commission for stockholder proposals to be included in our proxy statement for that meeting.

                         TRANSACTION OF OTHER BUSINESS

   The board of directors knows of no other business that will be conducted at the 2000 annual meeting of stockholders, other than as described in this proxy statement. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                          /s/ Vito E. Palermo

                                          Vito E. Palermo
                                          Secretary

October 23, 2000

                             EXTREME NETWORKS, INC.
                  Proxy for 2000 Annual Meeting of Stockholders
                       solicited by the Board of Directors

     The undersigned hereby revokes all previous proxies and appoints Gordon Stitt and Vito Palermo, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock in Extreme Networks, Inc. which the undersigned is entitled to vote at the 2000 Annual Meeting of Stockholders to be held at the Silicon Valley Conference Center at 2161 N. First Street, San Jose, California 95131 on November 21, 2000 at 10:00 a.m. Pacific Standard Time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in Extreme Network's proxy statement, receipt of which is hereby acknowledged and
(2) in their discretion upon such other matters as may properly come before the meeting.

     A vote FOR the following proposals is recommended by the board of directors:

     1.   To elect the directors listed below.

               Nominees: Lawrence K. Orr
                         Peter Wolken

               [_]  FOR                 [_]  WITHHELD


               [_] -------------------------------------------------------------
                   INSTRUCTION: To withhold authority to vote for the nominee, mark the above box and list the name of the nominee in the space provided.



     2. To approve an amendment to Extreme Networks' 1996 Amended Stock Option Plan to increase automatically on the first trading day of December of this year, and for three years thereafter, the maximum aggregate number of shares available for issuance under the plan by that number of shares of common stock equal to 4.9% of the number of shares of common stock issued and outstanding on the last trading day of the preceding November.

               [_]  FOR         [_]  WITHHELD           [_]  ABSTAIN

     3. To approve an amendment to Extreme Networks' 1999 Employee Stock Purchase Plan to increase the number of shares of common stock available for issuance from 2,000,000 to 4,000,000.

               [_]  FOR         [_]  WITHHELD           [_]  ABSTAIN

     4. To approve an amendment to the Extreme Networks' Certificate of Incorporation to increase the authorized number of shares of common stock from 150,000,000 to 750,000,000.

               [_]  FOR         [_]  WITHHELD           [_]  ABSTAIN

     5. To ratify the appointment of Ernst & Young LLP as our independent accountants for the fiscal year ending July 1, 2001.


               [_]  FOR         [_]  WITHHELD           [_]  ABSTAIN

     6. To act on such other matters as may properly come before the meeting or any adjournments or postponements thereof.

     The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposals 1, 2, 3, 4 and 5.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EXTREME NETWORKS, INC.

                                            Dated ___________________, 2000
                                            (Be sure to date Proxy)


                                            ------------------------------------
                                             Signatures(s)


                                            ------------------------------------
                                             Print Name(s)


     Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand on record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above proxy for a deceased stockholder should give their full title. Please date the proxy.

     Even if you are planning to attend the meeting in person, you are urged to sign and mail the proxy in the return envelope so that your stock may be represented at the meeting.

                                      -2-